INTERIM INVESTMENT SUB-ADVISORY AGREEMENT

This Interim Investment Sub-advisory Agreement ("Agreement") is made and entered into as of September 10, 2016 by and among Starboard Investment Trust, a Delaware Statutory Trust ("Trust"), Cavalier Investments, Inc., a Massachusetts corporation ("Advisor") and Parasol Investment Management LLC, a Delaware Limited Liability Company ("Sub-Advisor").
WHEREAS, the Advisor acts as the investment advisor to the  Cavalier Multi Strategist Fund,  a  series  of  the  Trust  ("Fund"),   pursuant  to  that  certain  Interim  Investment  Advisory Agreement, dated August 1, 2016, between the Advisor and the Trust with respect to the Fund ("Advisory Agreement");
WHEREAS, the Trust is an open-end management investment company, registered under the Investment Company Act of 1940, as amended (the "Act");
WHEREAS, the Trust is authorized to issue separate series, each  of which will offer a separate class of shares of beneficial interest, each series having its own investment objective or objectives, policies, and limitations;
WHEREAS, the Trust currently offers shares in multiple series, may offer shares of additional series in the future, and intends to offer shares of additional series in the future;
WHEREAS, each of the Advisor and Sub-Advisor is registered as an investment advisor under the Investment Advisers Act of 1940, as amended ("Advisers Act"), and engages in the business of asset management; and
WHEREAS, the Advisor, subject to the approval of the Board of Trustees of the Trust ("Trustees"),  desires to retain the Sub-Advisor  on an interim basis subject to Rule 15(a)(4) under the Investment Company Act to assist the Advisor in rendering certain investment management services to the Fund, and the Sub-Advisor is willing to render such services;
WHEREAS, the Trustees, including a majority of those Trustees who are not parties to this Agreement or interested persons (as such term is defined in the 1940 Act) of any such party, by a vote cast in person at a meeting called for the purpose of voting on such approval have approved this Agreement;
NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto agree as follows:
1.  Engagement and Obligation of Sub-Advisor.  The Advisor hereby appoints and retains the Sub-Advisor to act as a sub-advisor to the Advisor and to provide the following services for the period and on the terms and conditions set forth in this Agreement.

(a)	Services. The Sub-Advisor agrees to perform the following services (the "Services''):
(i)
subject to the supervision of the Trustee's and the Advisor, the Sub-Advisor will provide a continuous investment program for the portion of the Fund's portfolio allocated to the Sub-Advisor by the Advisor and determine the composition of the assets of the Fund's portfolio, including determination of the purchase, retention, or sale of the securities, cash, and other investments contained in such portion of the Fund's portfolio;

(ii)	select brokers and dealers to execute the purchase and/or sale, consistent with the Sub-Advisor's duty to seek "best execution" on behalf of the Fund, of portfolio securities of the Fund;
(iii)
provide the Advisor and the Fund with such records concerning the Sub- Advisor's activities under this Agreement as the Advisor and the Fund may request from time to time or as otherwise required by applicable law; and

(iv)	render regular reports to the Advisor and the Trustees concerning the Sub- Advisor's discharge of the foregoing responsibilities.
The Sub-Advisor shall discharge the foregoing responsibilities subject to the control of the Trustees and officers of the Fund and in compliance with (i) such policies as the Trustees may from time to time establish; (ii) the Fund's objectives, policies, and limitations as set forth in its prospectus ("Prospectus"), as the same may be amended from time to time; and (iii) with all applicable laws and regulations. All Services to be furnished by the Sub-Advisor under this Agreement may be furnished through the medium of any directors, officers or employees of the Sub-Advisor or through such other parties as the Sub-Advisor may determine from time to time.

(b)
Expenses and Personnel. The Sub-Advisor agrees,  at its own expense or at the expense  of one or more  of its affiliates,  to render the Services  and to provide  the office space,  furnishings,  equipment and personnel  as may  be reasonably required  to perform  the Services  on the terms and for the compensation provided herein.

(c)
Books and Records. All books and records prepared and maintained by the Sub-Advisor for the Advisor and/or the Fund under this Agreement shall be the property of the Advisor and/or the Fund and, upon request therefor, the Sub-Advisor shall surrender to the appropriate party such of the books and records so requested.

2.  Compensation of the Sub-Advisor. The Advisor will pay to the Sub-Advisor an investment advisory fee (the "Fee")  equal to an annualized rate of the average daily net assets of the Fund as follows:

Fund Net Assets	Fee Rate
$0 to $20 Million	Zero
>$20 Million to$ I 00 Million	30 basis points (on AUM over $20 Million)
>$100 Million	30 basis points (on all AUM)

The Fee shall be calculated as of the last business day of each month based upon the average daily net  assets  of  the  Fund  determined  in the  manner  described  in  the  Fund's  Prospectus  and/or Statement  of Additional Information, and shall  be paid to the Sub-Advisor  by the Advisor on a quarterly  basis within  a specified period of time at the conclusion of each  quarter as agreed to between the Advisor and Sub-Advisor. The Fund will not pay a direct fee to the Sub-Advisor.
The investment sub-advisory fee shall be held in an interest-bearing escrow account with the Fund's custodian ("Escrow Amount"). The Escrow Amount shall be calculated as of the last business day of each month based upon the average daily net assets of the Fund determined in the manner described in the Fund's Prospectus and/or Statement of Additional Information, and shall be paid into the escrow account within five (5) days after such calculation;
If a majority of the Fund's  outstanding voting securities ("majority of shareholders") approve a new investment advisory contract with the Advisor within 150 days of this Interim Sub-Advisory Agreement, the Escrow Amount (including interest, but less any bank fee on the escrow account) will be paid to the Sub-Advisor.
If a majority of shareholders do not approve a new investment advisory contract within 150 days of this Interim Sub-Advisory Agreement, the Sub-Advisor will be paid, out of the escrow account, the lesser of: (i) any costs incurred by the Sub-Advisor in performing services under this Interim Sub- Advisory Agreement (including interest, but less any bank fee on the escrow account); or (ii) the Escrow Amount (including interest, but less any bank fee on the escrow account).  Any fee paid to the Sub-Advisor under this paragraph must be pre-approved by the Trust's Board of Trustees. The Fund will not pay a direct fee to the Sub-Advisor.
3.  Status of Investment Sub-Advisor. The services of the Sub-Advisor to the Advisor, and the Fund are not to be deemed exclusive, and the Sub-Advisor shall be free to render similar services to others (including, without limitation, any other registered investment management company, or series thereof) so long as its Services to the Fund are not impaired thereby. The Sub- Advisor shall be deemed to be an independent contractor and shall, unless otherwise expressly provided or authorized, have no authority to act for or represent the Advisor or the Fund in any way or otherwise be deemed an agent of the Advisor or the Fund. Nothing in this Agreement shall limit or restrict the right of any director, officer or employee of the Sub-Advisor, who may also be a trustee, officer or employee of the Advisor or the Fund, to engage in any other business or to devote his or her time and attention in part to the management or other aspects of any other business, whether of a similar nature or a dissimilar nature.

4.  Permissible Interests.    Trustees,  agents,  and  stockholders  of  the  Fund  and  the Advisor are or may be interested in the Sub-Advisor (or any successor thereof) as directors, partners, officers, or stockholders, or otherwise; and directors, partners, officers, agents,  and stockholders of the Sub-Advisor are or may be interested in the Advisor or the Fund as trustees, directors, officers, stockholders or otherwise; and the Sub-Advisor (or any successor) is or may be interested in the Advisor or the Fund as a stockholder or otherwise.

5.  Limits of Liability; Indemnification.  The Sub-Advisor assumes no responsibility under this Agreement other than to render the Services called for hereunder.  The Sub-Advisor shall not be liable for any error  of judgment or for any loss suffered  by the Advisor  or the Fund in connection with the matters to which this Agreement relates, except a loss resulting from a breach of fiduciary duty with respect to receipt of compensation for services (in which case any award of damages shall be limited to the period and the amount set forth in Section 36(b)(3) of the Act) or a loss resulting from willful misfeasance, bad faith or gross negligence on its part in the performance of, or from reckless disregard by it of its obligations and duties under, this Agreement. It is agreed that the Sub-Advisor shall have no responsibility or liability for the accuracy or completeness of the Trust's registration statement under the Act or the Securities Act of 1933, as amended ("1933 Act"), except for information supplied by the Sub-Advisor for inclusion therein.

The Sub-Advisor will indemnify the Advisor and its directors, members, partners, officers, employees and agents ("Advisor Parties") against and hold the Advisor Parties harmless from any and all losses, claims, damages, liabilities or expenses (including reasonable counsel fees and expenses) arising from any claim, demand, action or suit which results from the Sub-Advisor Parties' (as such term is defined immediately below) willful misfeasance, bad faith, gross negligence or reckless disregard of the Sub-Advisor's obligations and duties under this Agreement.
The Advisor will indemnify the Sub-Advisor and its directors, members, partners, officers, employees and agents ("Sub-Advisor  Parties") against and hold the Sub-Advisor  Parties harmless from any and all losses, claims, damages, liabilities or expenses (including reasonable counsel fees and expenses) arising from any claim, demand, action or suit which results from the Advisor Parties' willful misfeasance, bad faith, gross negligence or reckless disregard of the Advisor's obligations and duties under this Agreement.
6.  Term.  This Agreement shall remain in effect for an initial term of 150 days from the effective date, provided that:
(a)
The Trust may, at any time and without the payment of any penalty, terminate this Interim Sub-Advisory Agreement upon 10 calendar days' written notice of a decision to terminate this Interim Sub-Advisory Agreement by (i) the Trust's trustees; or (ii) the vote of a majority of the outstanding voting securities of the Fund;

(b)	The Interim Sub-Advisory Agreement shall immediately terminate in the event of its assignment (within the meaning of the Investment Company Act and the rules thereunder);
(c)	The Sub-Advisor may, at any time and without the payment of any penalty, terminate this Interim Sub-Advisory Agreement upon 60 calendar days' written notice to the Fund and Trust; and
(d)	The Interim Sub-Advisory Agreement shall terminate immediately upon approval by the Fund's shareholders of a new investment advisory agreement between the Trust and the Advisor.
7.  Prohibited Conduct.  The Sub-Advisor may not consult with any other sub-advisor of the Trust concerning transactions in securities or other assets for any investment portfolio of the Trust, including the Fund, except that such consultations are permitted between the current and successor sub-advisor of the Fund in order to effect an orderly transition of portfolio management duties so long as such consultations are not concerning transactions prohibited by Section 17(a) of the Act.

8.  Use of Names.
(a)  It is understood that the name "Cavalier Investments" or any derivative thereof or logo associated with that name is the valuable prope1ty of the Advisor and/or its affiliates, and that the Sub-Advisor has the right to use such name (or derivative or logo) only with the approval of the Advisor and only so long as the Advisor is Advisor to the Trust and/or the Fund. Upon termination of the Advisory Agreement between the Trust and the Advisor, the Trust or the Advisor shall notify the Sub-Advisor of the termination of the Advisory Agreement and the Sub-Advisor shall as soon as is reasonably possible cease to use such name (or derivative or logo).
(b)  It is understood that the names "Parasol Investment Management" or any derivative thereof or logos associated with those names are the valuable property of the Sub- Advisor and its affiliates and that the Trust and/or the Fund have the right to use such names (or derivatives or logos) in offering materials of the Trust with the approval of the Sub- Advisor and for so long as the Sub-Advisor is a sub-advisor to the Trust and/or the Fund. Upon termination of this Agreement between the Advisor, and the Sub-Advisor, the Trust shall as soon as is reasonably possible cease to use such names (or derivatives or logos).

9.  Cooperation; Confidentiality.  Each  party  to  this  Agreement agrees  to  cooperate with  each  other   party  and  with  all  appropriate   governmental  authorities   having  the  requisite jurisdiction (including,   but  not  limited  to,  the  U.S.  Securities   and Exchange Commission   (the "SEC") in connection with any investigation or inquiry relating to this Agreement or the Trust.

      Subject  to the foregoing,  the Sub-Advisor shall treat as confidential  all  information pertaining  to the Trust and actions of the Trust, the Advisor  and the Sub-Advisor, and the Advisor shall  treat as confidential  and use only in connection  with the Fund all information furnished to the Trust or the Advisor by the Sub-Advisor, in connection with its duties under the Agreement except that the aforesaid information need not be treated as confidential if required to be disclosed under Applicable Law or at the request of regulators or self-regulatory organizations, if generally available to the public through means other than by disclosure by the Sub-Advisor or the Advisor, or if available from a source other than the Advisor, Sub-Advisor or the Trust. Notwithstanding any of the foregoing the Sub-Advisor may disclose confidential information if specifically authorized by the Advisor or the Trust and the Advisor or the Trust may disclose confidential information if specifically authorized by the Sub-Advisor.

10.  Amendments.  No provision of this Agreement may be changed, waived, discharged or  terminated  orally, but only  by an  instrument in writing  signed  by  the  party against  which enforcement of the change, waiver, discharge or termination is sought, and  no amendment of this Agreement shall be effective until approved  by vote of the 0holders of  a majority of the Trust's · outstanding voting securities.

11.  Applicable Law.     This  Agreement  shall  be  construed  in  accordance  with,  and governed by, the substantive laws of the State of Delaware, without regard to the principles of the conflict of laws or the choice of laws, provided that nothing herein shall be construed in a manner inconsistent with the Act, the Advisers Act or rules or orders of the SEC thereunder..

12.  Representations and Warranties.

(a)  Representations and Warranties of the Sub-Advisor.   The Sub-Advisor hereby represents and warrants to the Advisor and the Fund as follows: (i) the Sub-Advisor is a Limited Liability Company duly organized and in good standing under the laws of the State of Delaware and is fully authorized to enter into this Agreement and carry out its duties and obligations hereunder; and (ii) the Sub-Advisor is registered as an investment advisor with the SEC under the Advisers Act, and shall maintain such registration in effect at all times during the term of this Agreement.

(b)  Representations and Warranties of the Advisor.    The Advisor hereby represents and warrants to the Sub-Advisor as follows: (i) the Advisor is a corporation duly organized and in good standing under the laws of the State of Massachusetts and is fully authorized to enter into this Agreement and carry out its duties and obligations hereunder; and (ii) the Advisor is registered as an investment advisor with the SEC under the Advisers Act, and shall maintain such registration in effect at all times during the term of this Agreement.

13.  Severability.  If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby and, to this extent, the provisions of this Agreement shall be deemed to be severable.

14.  Notice. Any notice must be in writing and shall be deemed to have been given when (I)  delivered  in  person, (2) dispatched  by telegram or electric facsimile  transfer (confirmed in writing by postage prepaid first class mail simultaneously dispatched), (3) sent by internationally  recognized overnight courier service (with receipt confirmed by such overnight courier service), or (4) sent by registered or certified mail, to the other party at the address of such party set forth below or at such other address as such party may from time to time specify in writing to the other party.

If to the Trust:
Starboard Investment Trust
116 S Franklin Street
Rocky Mount, NC 27802
If to the Advisor: Cavalier Investments
50 Braintree Hill Park #105
Braintree, MA 02184
If to the Sub-Advisor
Parasol Investment Management
520 North Cass Avenue, Suite 200
Westmont, IL 60559

15.  Notice of Certain Changes in Sub-Advisor.  The Sub-Advisor  is hereby obligated to notify the Fund and Advisor if there  is a material change in the Sub-Advisor's equity ownership, whether, as the case may be, of members, shareholders, general or limited partners, or senior executive personnel, within a reasonable time after such change takes place.
16.  Miscellaneous.

(a)  The term "affiliate" or "affiliated person" as used in this Agreement shall mean "affiliated person" as defined in Section 2(a)(3) of the Act.
(b)  The captions of this Agreement are included for convenience only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect.
(c)  If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby, and to this extent, the provisions of this Agreement shall be deemed to be severable.
(d)  Nothing herein shall be construed as constituting the Sub-Advisor as an agent of the Advisor, or constituting the Advisor as an agent of the Sub-Advisor.
(e)  The Advisor and the Sub-Advisor each affirm that it has procedures in place reasonably designed to protect the privacy of non-public personal consumer/customer financial information.
(f)  The Trust, the Advisor and the Sub-Advisor acknowledge that each may have obligations under the laws and regulations of the United States to verify the source of funds and identity of investors in accordance with the USA Patriot Act, and any rules or regulations adopted thereunder (collectively the "Patriot Act").  Each party agrees to assist the other parties in monitoring transactions in accordance with the Patriot Act. If required by applicable law or regulation, each party shall provide the other parties with documentation evidencing the identity of a beneficial owner or owners of shares of the Fund upon request when a party is required by a law, court order, or by administrative or regulatory entity to disclose the identity of the beneficial owner(s).

(g)  This Agreement may be executed in counterparts.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and the year first written above.

TRUST	INVESTMENT ADVISOR

STARBOARD INVESTMENT TRUST	CAVALIER INVESTMENTS

/s/ Katherine M. Honey	/s/ Gregory A. Rutherford, CFP

BY: Katherine M. Honey	BY: Gregory A. Rutherford, CFP

TITLE: President	TITLE: President & CEO

INVESTMENT SUB-ADVISOR

PARASOL INVESTMENT MANAGEMENT

/s/ Joy A. Gruber

BY: Joy A. Gruber

TITLE: Chief Investment Officer